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                                                                   EXHIBIT 10.17


Drs. J.H. Pieterse
Ten Katelaan 18
3723 DS BILTHOVEN


April 15, 1996

EMPLOYMENT AGREEMENT

Dear Mr. Pieterse,

Herewith we confirm your employment and the conditions of employment with BT OFFICE PRODUCTS EUROPE BV, hereinafter referred to as "the company" established in Amsterdam - Z.O., at Hoogoorddreef 62.

BT Office Products Europe BV is part of BT Office Products International Inc., of which the majority of the shares is owned by NV Koninklijke KNP BT, hereinafter referred to as "KNP BT".

1.    COMMENCING DATE AND JOB

      This employment agreement entered into force retroactive from 1 July 1995 and has been concluded for an indefinite period of time. For the determination of your seniority the original date of commencement or employment with KNP BT, to wit August 1, 1991, remains in force.

      You have been appointed as and will work in the job of President BT Office Products Europe and will report directly to the Chief Executive Officer of BT Office Products International Inc. By signing this agreement you will commit yourself to perform, if necessary, other jobs equal to your present position and harmonizing with your capabilities and experience.

2.    TERMINATION

      2.1. Notice of termination of the employment agreement may be given by each of the parties under observance of a mutual term of notice of six calendar months.

      2.2. In the event of long-lasting disability to work, notice of termination of the employment agreement will, in accordance with the provisions in article 1639h section 3 of the Dutch Civil Code, be given after three years of disability to work, under observance of a term of notice such as is referred to in article 2.1. Periods of disability to work which succeed one another with an intermediary period of less than 30 days will be totalled.


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      2.3. The employment agreement will end with automatic legal effect, without supporting reasons and without the need for any notice of termination, on the day on which the employee reaches the entrance day according to the Module Flexible Uiureding, or the retirement day in the meaning of the pension regulations of the Stichting Pensioenfonds Buhrmann-Tetterode.

      2.4. If in future (1) your job will cease to exist due to organizational changes and if there is no termination of the agreement on account of urgent reasons in accordance with the provisions in article 7A: 1639p of the Dutch Civil Code and/or the situation has not been caused by non-performance on your part, or
           (2) a change occurs in the ownership structure of KNP BT on the one hand and the company on the other hand or (3) a change occurs in the position of the company within NV Koninklijke KNP BT Distributie in functional/organizational sense, KNP BT is obliged, if such a change is of material influence on your position within the company, to offer you on behalf of KNP BT Nederland BV and the company, an alternate fitting job elsewhere in the Dutch part of the corporation.

3.    AUTHORITY LIMITS

      The Authority Limits belonging to your job of Managing Director Sjef Trimbach Verpakkingon B.V. are in your possession. In these Authority Limits the entitlements and responsibilities have been laid down, together with their limits. Authority Limits adjusted to the level of your job as described in Article 1 of this employment agreement are not yet available. By signing this employment agreement you declare that you are familiar with and agree with the Authority Limits and that you will interpret these to the letter and to the spirit and base your acting upon this. This leaves intact that in your job as President all you have all rights and obligations which have been assigned to you, respectively imposed on you according to the articles of association of the BV.

4.    INCOME

      4.1. Your total fixed gross annual income (TFI) as per January 1, 1996 amounts to NLG 318.648.--. You have been classified to function group 18; your RSP is 100%. The gross legal holiday allowance constitutes a part of the TFI and therefore amounts to 8/108 part thereof, which is the same as 8% of 12x the monthly salary. The holiday allowance is included in the monthly salary payment.

      4.2. Besides the TFI referred to in 4.1, the company awards you a gross bonus income each year, by virtue of and in accordance with the bonus income method as this now reads or will come to read, dependent on the extent to which objectives/targets which have been set in advance and reached in a particular year. This bonus amounts to a minimum of 0% and a maximum of 40% of the TFI for that year.


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      4.3. You may - by discretionary decision of the Management Board of BT Office Products International Inc. - become eligible for the BT Stock Option Plan, in accordance with the eligibility rules that are or will be applied therefore.

      4.4. The kinds of (bonus) income referred to in articles 4.2 and
           4.3 of this employment agreement shall never be included in the determination of the basis for the calculation of any allowance, reimbursement or any other form of compensation which is to be given or awarded to you.

5.    FIXED BUSINESS EXPENSE ACCOUNT

      You will receive a fixed net monthly amount of NLG 650.--to cover business expenses relating to your job.

6.    COMPANY CAR

      The use of a car is attached to the job referred to in article 1. for that purpose the company will make a lease car available to you in a class which is attached to the job group referred to in article 4.1 of this employment agreement. The "company car rules" are applicable to the provision of this company car. These rules constitute an integral part of this employment agreement.

7.    PAYMENT OF TELEPHONE COSTS

      The costs of the private telephone will be repaid to the employee after deduction of the fixed tax deduction for person use which is applicable (at the moment NLG 87.40 per two months). These costs are reimbursable on presentation of the (copy) telephone bill.

8.    DURATION OF WORK

      8.1. At the company a working week of an average 40 hours is applicable on an annual basis. As a rule the daily work is carried out during the office hours which are customary within the company, whereof the terms and conditions are laid down in the "Regeling Integratie Arbeidsvoorwaarden van het Corporate Center van KNP BT 1994". These rules constitute an integral part of this employment agreement.

      8.2. Considering the level of the job, however, the company may within the limits of reasonableness and fairness, also demand a reasonable work effort of the employee outside of what is considered to be a normal working week, the remuneration for which is deemed to be included in the income elements referred to in article 4 of this employment agreement.

9.    HOLIDAYS, OFF DUTY DAYS, BANK AND NATIONAL HOLIDAYS

      9.1. You are entitled to holidays without loss of income as is mentioned in article 4 of this employment agreement. At the time that this agreement was concluded the number of days holidays amounts to 20 working days and the number of days off

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            duty amounts to 10 working days per calendar year.  The time that they are taken and the number of days which may be taken consecutively are laid down by the company after consultation with the employee in accordance with the terms and conditions laid down in the "Regeling Integratie Arbeidsvoorwaarden van het Corporate Center van KNP BT 1994".

      9.2.  Next to the holidays and off duty days, as mentioned in article 9.1, you are, without loss of income as mentioned in article 4 of this employment agreement, entitled to "roostervrije dagen" as far as collectively appointed by the company and to paid leave on National and Bank Holidays.

10.   MEDICAL HEALTH INSURANCE

      You are insured against costs of medical health by means of a collective medical health insurance which is concluded by the company. The company pays two/thirds and the employee pays one/third of the annual premium which is due, whereby the contribution of the company will amount to a maximum of two/thirds of the insurance class 2b for adults and 3 for children till 18 years old, both classes without own risk, including legal contributions (MOOZ/WTC). The premium is deducted from the salary payment in twelve monthly installments.

11.   MEDICAL EXAMINATION

      If, in the opinion of the company, a medical examination is necessary in the context of ensuring good job performance, the employee will be obliged to undergo this examination in the business medical service of which the company is a member. The costs connected with the medical examination referred to in this article are for the account of the company.

12.   SICKNESS AND DISABILITY TO WORK

      12.1. Provided that sick notice has been given in the prescribed manner the company will ensure payment by virtue of the Sick Act (Ziektewet) of up to 100% of the total fixed gross annual income.

      12.2. After the Sic Act (Ziektewet) period the company will ensure for a maximum period of 12 months payment by virtue of the Act on Disability to Work and/or the General Disability Act ("WAO/AWW") and by virtue of the supplementary insurance against disability to work, of up to 100% of the TFI mentioned in article 4 of this employment agreement.

      12.3. Besides the supplement referred to in article 12.2 you will under certain conditions receive a supplement of the WAO/AWW payment to which you are entitled. The conditions for and the size of this supplement and the premiums owed by the employee are laid down in the "Rules of the Stichting Pensioenfonds Buhrmann-Tetterode". You accept these rules, as they read or will come to read, and also the obligations and rights which ensure therefrom.


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13.   FUNERAL PAYMENT

      If you die the TFI referred to in article 4.1 of this employment agreement will be paid to your relatives in the sense of article 16391 of the Dutch Civil Code for the period from the first day after the date of death up to and including the last day of the second calendar month following the calendar month in which you died. This payment will be reduced by the amount which accrues to the relatives by virtue of a Sic Act (Ziektewet) or a WAO/AAW payment which relates to the death.

14.   PENSION

      You remain participant in the Pension Fund Stichting Pensioenfonds Buhrmann-Tetterode. For this purpose you accepted the "Rules of the Stichting Pensioenfonds Buhrmann-Tetterode" as those read or will come to read, together with the obligations and rights which ensue therefrom.

15.   SECRECY

      15.1. You will maintain strict secrecy with regard to all information or details in the widest sense of the word, which includes in any event strategy, long-term and operational plans, business secrets, calculations, production methods, recipes, pricing, turnover, margins, product/market combinations and customers, relating to KNP BT, its subsidiaries, its participations, joint ventures or businesses which are affiliates with it in another manner, of which you become or have become aware.

      15.2. You are prohibited from making statements with regard to the said information or details, in whatever form, to third parties, or to make use thereof if any manner whatsoever. This obligation and this prohibition remain in force during the duration of this employment agreement and at least one year after termination thereof and thereafter for as long as the said information are not publicly known to the full extant. In the event of non-compliance, or transgression, you will forfeit an immediately claimable find of NLG 100.000,-- without the need for court intervention or a notice in default.

16.   INTELLECTUAL PROPERTY

      The copyright in works in the sense of the Copyright Act which have been created by you during the performance of your job will accrue to the company. In publications of these works by the company your name will always be mentioned. Prior approval must be obtained from the company for oral or written publications by you which could effect the interest of the company. This approval will only be refused on serious grounds derived from these interests.

17.   INDUSTRIAL PROPERTY

      17.1. You are obliged to immediately notify the company of all achievements made by you during the duration of this employment agreement which could lead to

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            industrial property rights arising in The Netherlands or elsewhere, which include in any event in the sense of this employment agreement, inventions and also achievements in the fields of industrial design, computer programs and teaching systems.

      17.2. The inventions and other achievements referred to above belong to the company. The employee is obliged to transfer the rights connected therewith, except in the case provided for in article 17.3, both in The Netherlands and elsewhere, to the company, or to a third party who is to be indicated by the company, at least to the extent that these rights doe not already accrue to the company by virtue of the law, without the company being obliged to give any payment for this over and apart from the income enjoyed by the employee as is referred to in article 4 of this employment agreement.

      17.3. To the extent that the rights referred to above are not, in the opinion of the company, connected with its activities or a business which is affiliated with it, the company will notify the employee of this in writing within six months at the latest after it has been informed in writing of the achievement concerned. From that moment the employee will have the free powers of disposal of those rights.

      17.4. The company is not obliged to apply for statutory protection for the rights which accrue to it or which are transferred to it as referred to in this article. In the case of patent applications the company will, where possible, try to ensure that you are named as the inventor in the patent application.

18.  NON-COMPETITION CLAUSE

      18.1. Without written permission from the company you are prohibited from carrying out work during a period of one year after the termination of this employment agreement, directly or indirectly, for, or to be financially or otherwise connected with any business which directly competes with the company, its subsidiaries, its participations, joint-ventures or businesses affiliated with it in another manner, with regard to which the employee has gained such knowledge that it would cause a considerable disadvantage to the company or the company concerned if this were to be applied for the benefit of yourself, or were to become known to third parties, as the case may be.

      18.2. A business is deemed to compete directly with any of KNP
            BT's companies as indicated in article 18.1 if its business relates to any product or process which is related to or identical with a product which is manufactured or traded in by any of KNP BT's companies as indicated in article 18.1, or is related to or identical with a process which is operational in such a company of KNP BT, or is related to or identical with a product or process on which you have acquired confidential information as a result of your work for KNP BT.


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      18.3. In the event of transgression of the above prohibition, you will owe the company an immediately claimable fine of NLG 100,000.-- without prejudice of the company's right to compensation of the actual damages suffered.

19.   STATUTORY LIABILITY INSURANCE

      An insurance has been concluded by KNP BT for your benefit, which, by virtue of and in accordance with the policy conditions, provides for a payment of or a contribution toward the financial consequences of statutory liability arising from an action or a failure to act which can be qualified as improper performance of your duties and for which you can therefore be seriously blamed.

20.   SECONDARY ACTIVITIES

      Without prior written permission from the company you shall not accept any paid jobs or time-consuming unpaid jobs with or for third parties. You shall furthermore refrain from activities which could be in conflict with the interests of the company.

21.   GIFTS

      Without express prior permission you are prohibited from accepting gifts or services from third parties in respect of which you can presume that these transgress the customary standards, or are intended to influence your freedom when making business decisions.

22.   AMENDMENTS AND APPLICABLE LAW

      All amendments to this employment agreement which have been agreed upon with you will be confirmed in writing to you by the company. Dutch law is applicable to this employment agreement.

Parties declare that this employment agreement, including the enclosures and other rules which constitute a single entirety with this employment agreement, shows the employment conditions which they have concluded in full.

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     Pursuant to Rule 306(a) of Regulation S-T, BT Office Products
International, Inc. hereby represents that the foregoing English translation of the Employment Agreement is a fair and accurate translation of the original Dutch language document.


                                        BT OFFICE PRODUCTS INTERNATIONAL, INC.



                                        By:  /s/  Janhein H. Pieterse
                                             ----------------------------------
                                             Janhein H. Pieterse
                                             Vice President and President,
                                             BT Office Products Europe




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